Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF New XCF

Unless otherwise stated herein or unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,”and “New XCF” refer to XCF Global, Inc. (formerly known as Focus Impact BH3 NewCo, Inc.), a Delaware corporation, after giving effect to the Business Combination (as defined below) and following the Closing Date, June 6, 2025. In addition, unless otherwise stated herein or unless the context otherwise requires (i) references to “NewCo” refer to Focus Impact BH3 NewCo, Inc. prior to the Closing Date, (ii) references to “Legacy XCF” refer to XCF Global Capital, Inc., a Nevada corporation, prior to the Closing Date and (iii) references to “Focus Impact” refer to Focus Impact BH3 Acquisition Company, a Delaware corporation. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause XCF’s actual results to differ materially from management’s expectations. Factors which could cause such differences are discussed herein and set forth in “Risk Factors” section included elsewhere in this Amendment No. 1 to Current Report on Form 8-K.

Company Overview

XCF Global, Inc. (“New XCF” or the “Company”), a Delaware corporation, formally known as Focus Impact BH3 NewCo, Inc. was founded on March 6, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. Subsequent to the Business Combination (as defined below), the name was changed to XCF Global Inc.

In connection with the completion of the Business Combination, Legacy XCF became a wholly-owned subsidiary of New XCF. Legacy XCF was formed in January 2023, was founded to develop, operate and invest in renewable energy assets and production facilities and will continue those initiatives and business activities as the primary operating subsidiary of New XCF. Throughout 2023, Legacy XCF identified acquisition targets in Nevada, Florida, and North Carolina as the foundation for the Company’s first production of sustainable aviation fuel (“SAF”), a synthetic kerosene derived from waste- and residue-based feedstocks such as waste oils and fats, green and municipal waste, and non-food crops and, currently, blended with conventional Jet-A fuel. We are committed to reducing the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. Though we are focused on promoting and accelerating the decarbonization of the aviation industry through SAF, we may, opportunistically, produce other renewable products such as renewable diesel, a renewable fuel, and bio-based glycerol, also known as natural glycerin, which is used in healthcare, food, and cosmetics industries. We believe there is a market opportunity in the aviation and renewable sectors as a result of a combination of regulatory support, industry-led demand and end-user commitment. The actual market environment may evolve differently from our expectations and is subject to a variety of external forces such as government regulation and technological development that may impact the market opportunity. XCF intends to build a nationwide portfolio of SAF and renewable fuels production facilities that use waste-and residue-based feedstocks at competitive production costs. We also intend to implement a fully integrated business model from feedstock supply and production to marketing and sales of SAF. XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF and renewable fuels in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners.

We intend to scale and operate clean fuel production facilities engineered to the highest levels of compliance, reliability, and quality. The Company owns New Rise Reno Renewables LLC, which owns and operates a renewable fuels facility, New Rise Reno, in McCarren, Nevada. In February 2025, New Rise Reno started its ramp-up process and began initial production of SAF and renewable naphtha (a byproduct in SAF production). First deliveries of near SAF and renewable naphtha began in March 2025. During the initial phase of production ramp-up, New Rise Reno production facility operated at approximately 50% of nameplate capacity. Until SAF production is at nameplate capacity, New Rise Reno is not deemed to be an operating facility and classifies as under construction until final project acceptance under New Rise’s license agreement with Axens North America under the original intention of the SAF conversion. Such final project acceptance has not yet been completed. While ramp-up processes are being undertaken and until final plant acceptance, management has made the determination to temporarily produce and sell renewable diesel, a byproduct of SAF production, which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, and without any additional modifications to the facility. In May 2025, New Rise Reno began selling renewable diesel under its Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”).

We also own dormant biodiesel plants located in Fort Myers, Florida and Wilson, North Carolina that we intend to further build-out and reconstruct into SAF, renewable fuels and/or associated SAF-related infrastructure. The Company is continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within our broader SAF and biofuels value chain.

Company Formation and Initial Acquisitions

New XCF formally known as Focus Impact BH3 NewCo, Inc. New XCF was founded on March 6, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. Subsequent to the Business Combination (as defined below), the name was changed to XCF Global Inc.

On October 31, 2023, Legacy XCF entered into an asset purchase agreement with Southeast Renewables, LLC (“Southeast Renewables”) to acquire its Wilson, North Carolina biodiesel plant assets for an aggregate purchase price of $100,000,000. Legacy XCF issued Southeast Renewables 7,700,000 shares of Legacy XCF at an agreed conversion price of $10 per share ($77,000,000) and issued a convertible promissory note (“Southeast Renewables Convertible Note”) in principal amount of $23,000,000, with a maturity date of October 31, 2024. The Southeast Renewables Convertible Note accrues interest at the per annum rate of 8%. The Southeast Renewables Convertible Note can be converted into shares of Legacy XCF common stock based on the outstanding principal and interest, divided by the conversion price. The conversion price prior to a change of control is $10, and subsequent to a change of control is equal to the volume weighted average price of the shares of common stock for the 20 days prior to the notice of conversion.

On December 29, 2023, Southeast Renewables exercised its right to convert the Southeast Renewables Convertible Note principal balance of $23,000,000 plus accrued interest of $297,425 into 2,329,743 shares of Legacy XCF common stock.

At the closing of the Business Combination, the 7,700,000 shares and 2,329,743 shares of Legacy XCF common stock issued to Southeast Renewables were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 7,700,000 and 2,329,743 Legacy XCF shares converted into 5,284,301 and 1,598,839 shares of New XCF Class A common stock upon closing.

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On October 31, 2023, Legacy XCF also entered into an asset purchase agreement with Good Steward Biofuels FL, LLC (“Good Steward”), to acquire its Fort Myers, Florida biodiesel plant assets. Legacy XCF issued Southeast Renewables, the parent company of Good Steward, 9,800,000 shares of XCF common stock as partial consideration for the purchase, and also assumed certain liabilities, including a $356,426 loan made by GL Part SPV I, LLC (“GL”) to Southeast Renewables. GL was a shareholder of Legacy XCF and owns membership interests in Southeast Renewables. The purchase price was $100,000,000 less $200,000 in notes payable, and loans assumed by Legacy XCF using a conversion price of $10 per share.

At the closing of the Business Combination, the 9,800,000 shares of Legacy XCF common stock issued to Good Steward were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 9,800,000 Legacy XCF shares converted into 6,725,474 shares of New XCF Class A common stock upon closing.

The Wilson, North Carolina plant and Fort Myers, Florida plant have been non-operational for over three years and five years, respectively.

On January 23, 2025, and February 19, 2025, Legacy XCF completed its acquisitions (the “Acquisition”) of New Rise SAF Renewables Limited Liability Company, (“New Rise SAF”) and New Rise Renewables, LLC. (“New Rise Renewables”) (collectively the “New Rise Entities”), which became wholly owned subsidiaries of Legacy XCF. New Rise Renewables, a Delaware limited liability company, was formed on September 23, 2016, for the purpose of owning 100% of New Rise Renewables Reno, LLC (“New Rise Reno”). New Rise Renewables is focused on producing renewable fuels to lower the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. The New Rise Reno facility is built on a 10-acre parcel located within McCarran, Nevada.

Recent Developments

Transactions with New Rise

On December 8, 2023, Legacy XCF entered into the New Rise Renewables MIPA with RESC Renewables Holdings LLC (“RESC”) to acquire all of the issued and outstanding membership interests of New Rise Renewables for an aggregate purchase price of $1,100,000,000 less acquired liabilities, comprised of incurred indebtedness, of $112,580,000. Consideration for the purchase was paid at closing of the Acquisitions by delivery of a convertible promissory note (the “New Rise Convertible Note”) in principal amount of $100,000,000 and issuance of 88,750,000 shares of Legacy XCF common stock. The New Rise Convertible Note was non-interest bearing and had a maturity date of twelve months after the date the note was issued in connection with the closing of the Acquisition. Once issued, the New Rise Convertible Note can be converted into shares of Legacy XCF common stock based on the outstanding principal, divided by the conversion price. The New Rise Renewables MIPA provides that the conversion price will be equal to the average price of the shares of common stock for the 10 days prior to and 10 days subsequent to the notice of conversion. However, in connection with the execution of a Company Support Agreement by RESC and Randy Soule subsequent to December 31, 2023, it was agreed that the conversion price would be set at $10 per share when the New Rise Convertible Note is issued.

On December 8, 2023, Legacy XCF also entered into the New Rise SAF Renewables MIPA with Randy Soule and GL Part SPV I, LLC to acquire all the issued and outstanding membership interests of New Rise SAF Renewables for an aggregate purchase price of $200,000,000..

In October 2024, Legacy XCF filed a pre-merger notification with the FTC to comply with the HSR Act and Rules. On November 15, 2024, the thirty-day waiting period expired. Legacy XCF’s acquisition of New Rise SAF was completed on January 23, 2025, and Legacy XCF’s acquisition of New Rise Renewables was completed on February 19, 2025.

On January 31, 2025, Legacy XCF issued a promissory note with a principal amount of $500,000 to Innovativ Media Group, Inc. as part of a financing arrangement. Proceeds from the note were provided to New Rise Renewables as a note payable to Legacy XCF and will be included as indebtedness of New Rise Renewables, which resulted in a reduction of the number of XCF shares issuable upon the closing of the New Rise Renewables acquisition.

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New Rise Renewables SAF

During Q4 2024, Legacy XCF issued three convertible notes to GL Part SPV I, LLC in the amounts of $1,000,000, $1,090,000, and $250,000. Proceeds from the convertible notes were utilized to purchase preferred membership units of New Rise SAF Renewables LLC in the amounts of 100,000 preferred membership units, 109,000 preferred membership units, and 25,000 preferred membership units, respectively. On January 14, 2025, Legacy XCF issued one convertible note to GL Part SPV I, LLC for $200,000. Proceeds from the convertible note were utilized to purchase preferred membership units of New Rise SAF Renewables LLC in the amount of 20,000 preferred membership units. The preferred membership units had preferential treatment upon a liquidation event before any amounts are paid to the common membership units and receive five times the amount contributed as capital. As a result, the total contributed capital of $2,540,000 was netted against the purchase price of New Rise SAF Renewables by $12,700,000 upon closing. On January 23, 2025, in connection with the closing of the New Rise SAF acquisition, the aggregate purchase price of $200,000,000 was reduced by the five times liquidation preference on contributed capital, resulting in total consideration at closing was approximately $187,300,000 or 18,730,000 shares of Legacy XCF common stock.

As a result, Randy Soule was issued 15,036,170 shares of XCF common stock in exchange for his membership units, and GL was issued 3,693,830 shares of XCF common stock in exchange for its membership units and after consideration of its five times liquidation preference.

At the closing of the Business Combination, the 15,036,170 shares of Legacy XCF common stock issued to Randy Soule and the 3,693,830 shares of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 15,036,170 Legacy XCF shares converted into 10,318,915 shares of New XCF Class A common stock and the 3,693,830 shares converted into 2,534,975 shares of New XCF Class A common stock upon closing.

New Rise Renewables

On February 19, 2025, Legacy XCF completed the acquisition of New Rise Renewables subject to additional post-closing conditions. On February 19, 2025, the aggregate purchase price of $1.1 billion was reduced by $118,700,000, which represented principal and interest on New Rise Renewable’s outstanding debt obligations to a financial institution and two notes payable to Legacy XCF . As a result, RESC Renewables Holdings, LLC (“RESC Renewables”) was issued 88,126,200 shares of Legacy XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC Renewables and GL, GL was entitled to receive 4,406,310 shares of the Legacy XCF common stock issued to RESC Renewables. In addition, pursuant to the New Rise Renewables MIPA, Legacy XCF issued a convertible promissory note to RESC Renewables in principal amount of $100,000,000, of which $51,746,680 in principal amount was subsequently assigned from RESC Renewables to Encore DEC, LLC, an entity 100% owned by Randy Soule, which was subsequently cancelled on May 30, 2025. The entire principal amount of the promissory note was held by RESC Renewables prior to the merger with Focus Impact BH3 Acquisition Corp.

On May 30, 2025, the aggregate purchase price was updated to reflect actual New Rise liabilities of $126,700,000 compared to $118,700,000 in connection with the initial closing on February 19, 2025. As a result, the total shares issued in connection with the acquisition were adjusted to be 87,331,951 of Legacy XCF common stock, of which RESC Renewables received 82,965,533 and GL received 4,366,598 shares of Legacy XCF common stock.

At the closing of the Business Combination the 82,965,533 shares of Legacy XCF common stock issued to RESC Renewables and the 4,366,598 shares of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 82,965,533 Legacy XCF shares converted into 56,936,990 shares of New XCF Class A common stock and the 4,366,598 shares converted into 2,996,678 shares of New XCF Class A common stock upon closing.

Immediately prior to the merger with Focus Impact BH3 Acquisition Company, Randy Soule (directly, or indirectly through his ownership interests in RESC and New Rise SAF Renewables) controlled approximately 104,551,524 shares of XCF common stock, representing 51.8% of the issued and outstanding shares of XCF common stock, assuming full conversion of the $100,000,000 New Rise Convertible Note.

Renewable Fuels Production

XCF’s current production facility in Reno, Nevada was converted to SAF production in October 2024 and began initial production of SAF and renewable naphtha (a byproduct in SAF production) in February 2025. First deliveries of neat SAF and renewable naphtha produced at New Rise Reno began in March 2025 under our existing Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”). During the period April to June 2025, New Rise Reno produced, in aggregate, approximately 1.9 million gallons of neat SAF, renewable diesel, and renewable naphtha.

During the initial phase of production ramp-up of SAF, the Reno production facility operated at approximately 50% capacity for SAF. Our New Rise Reno team has been reviewing the catalyst processing for SAF to meet nameplate capacity. Until SAF production is at nameplate capacity, New Rise is not deemed to be an operating business and classifies as under construction. The project will be under construction until final project acceptance is completed as per the agreement between New Rise and Axens North America which is working on SAF conversion. Due to the conversion to SAF and associated testing of the facility, we have observed variable operating performance which has impacted the ability of the plant to operate at full capacity. While ramp-up processes are being undertaken and until final acceptance, management has made the determination to temporarily produce renewable diesel which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, without any additional modifications to the facility. Management regards the production of renewable diesel as an interim derivative during the ramp up process of the ongoing SAF conversion process. As such, we are recording inventory associated with renewable diesel but due to the negative margins during the SAF conversion phase, the net realizable value of the inventory is zero. If the plant was configured solely for renewable diesel production, the facility would operate at higher production rates due to the specific requirements of catalyst required for renewable diesel production. New Rise Reno will sell the renewable diesel to Phillips 66 under the P66 Agreement.

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We currently expect to resume SAF production as early as the first quarter of 2026, although we cannot assure you when SAF production will resume, and when it does resume, when or whether the Reno production facility will be able to produce SAF at full capacity. Any delay beyond the first quarter of 2026 in our ability to resume SAF or renewable diesel production and/or any delay in our ability to operate the Reno production facility at full nameplate capacity for SAF production will adversely affect our revenues and profitability.

Greater Nevada Credit Union Loan

New Rise Reno operates our existing production facility in Reno, Nevada. New Rise Reno has four notes payable outstanding, in aggregate principal amount of $112,580,000, to Greater Nevada Credit Union (“GNCU”), as the successor to Jefferson Financial Federal Credit Union (the “GNCU Loan”). The GNCU Loan was underwritten by certain guarantees issued by the United States Department of Agriculture (the “USDA”) under the Biorefinery, Renewable Chemical and Biobased Product Manufacturing Assistance Program, which guaranteed 100% of the principal amount of the notes evidencing the GNCU Loan (the “USDA Guaranty”). Pursuant to the terms and conditions of the USDA Guaranty, the GNCU Loan is secured by a priority first lien on all assets of the project, except for inventory and accounts receivable, which may be used by New Rise Reno for routine business purposes so long as New Rise Reno is not in default of the GNCU Loan. The USDA must approve, inter alia, the accounts agreement, any issuance of additional debt by New Rise Reno, the transfer or sale of New Rise Reno assets or collateral, lien priorities, the substitution, release or foreclosure on the collateral, and GNCU’s exercise of any rights it has relating to the GNCU Loan, including those rights provided in the notes evidencing the GNCU Loan and the other transaction documents relating to the GNCU Loan. In addition, New Rise Renewables is a guarantor of the GNCU Loan.

On March 28, 2025, counsel for GNCU and Greater Nevada Commercial Lending, LLC (the servicer for the GNCU Loan) provided notice to New Rise Reno asserting that an event of default has occurred with respect to the GNCU Loan as a result of New Rise Reno’s failure to make required minimum monthly payments. The letter also demands that New Rise Reno and New Rise take immediate steps to bring the GNCU Loan current and to cure any and all other non-payment-related defaults that may exist, as well as a demand that New Rise Reno and New Rise provide evidence sufficient for GNCU to determine that it remains secure and that the prospect of repayment of the GNCU Loan has not been impaired by any material adverse change in New Rise Reno’s financial condition, or in the financial condition of New Rise, as a guarantor of the GNCU Loan. GNCU has demanded that the GNCU Loan be brought current, including payment of all late charges, no later than close of business on May 27, 2025. As of the date of this filing, New Rise Reno has not made payment of the amounts demanded. As of September 30, 2025, the amount required to bring the GNCU Loan current is approximately $25,302,788, inclusive of principal and interest, excluding approximately $2,350,030 of penalties/late charges.

GNCU’s rights and remedies in connection with an event of default include acceleration of the unpaid principal amount of the GNCU Loan, and/or possession, control, sale, and foreclosure on any collateral, including all rights and interests in and to the real property on which the SAF production facility is located (including any after-acquired fixtures, equipment and improvements to the production facility) under the terms of the Ground Lease by and between Twain GL XXVIII, LLC (“Twain”), as the landlord, and New Rise, as the tenant, dated March 29, 2022 (the “Ground Lease”), which is discussed below under “Twain Ground Lease.” GNCU would be obligated to obtain USDA approval in the event that GNCU seeks to exercise any rights it has under the GNCU Loan, including GNCU’s rights prescribed in the notes evidencing the GNCU Loan and related loan documents (including any attempt to foreclose or sell any collateral). The notes also permit GNCU to refrain from taking any action on any of the notes, collateral or any guarantee with the approval of USDA.

On August 6, 2025, GNCU counsel sent a letter to New Rise Reno notifying New Rise Reno of (1) additional events of default under the existing loan documents relating to the GNCU Loan, (2) failure to timely cure the ongoing payment default on the GNCU Loan by the deadline set forth in the demand to cure addressed to New Rise Reno dated March 3, 2025, and (3) the acceleration of the full unpaid balances of the GNCU Loan pursuant to GNCU’s rights under the loan documents relating to the GNCU Loan. The acceleration notice indicated that the amount owing as of August 5, 2025, excluding applicable fees, costs, and penalties, is $130,671,882. Subsequent to the notification, counsel for the Company and counsel for GNCU engaged in discussions regarding the notification, and on August 27, 2025, the Company, on behalf of New Rise Reno and GNCU entered into a Pre-Negotiation Letter outlining the terms under which the parties would engage in discussions for the purpose of entering into letter agreements, meetings, conferences, and written communications with respect to the outstanding default notice and balance due to GNCU. The Pre-Negotiation letter does not obligate any party to take any action with respect to the GNCU Loan and GNCU expressly reserved its rights under the loan documents relating to the GNCU Loan.

On August 27, 2025, the Company and New Rise Reno received a notice from GNCU withdrawing the August 6, 2025 notice of acceleration (the “Notice of Withdrawal”). Besides withdrawing the notice of acceleration, the Notice of Withdrawal specifies that GNCU does not withdraw, modify, or waive the notice of additional events of default and failure to timely cure ongoing payment default set forth in the August 6, 2025 notice of acceleration, which conditions remain in effect. GNCU also does not withdraw or modify the March 6, 2025 demand to cure.

If GNCU pursues one or more of its available remedies under the GNCU Loan, the notes and related loan documents and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno, New Rise or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the GNCU Loan, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of GNCU taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

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XCF is in active discussions with GNCU to resolve the matters addressed in GNCU’s notice to New Rise Reno, including the possibility of a potential forbearance or modified loan payment schedule while XCF seeks and secures financing and ramps-up SAF production so as to generate sufficient cash flows from operations to be able to make payments under the GNCU Loan, including any past due loan payments and penalties. XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re- financing of the GNCU Loan and the Ground Lease payments (as discussed below). However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Twain Ground Lease

New Rise Reno leases the land on which the New Rise Reno production facility is located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022, between Twain, as the landlord and New Rise Reno, as the tenant. Pursuant to the Ground Lease, New Rise Reno is obligated to pay Twain base and supplemental rent quarterly in amounts set forth therein. The land was acquired by Twain from New Rise Reno pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain, as the buyer and New Rise Reno, as the seller.

On April 18, 2025, and April 30, 2025, counsel to Twain provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the Ground Lease for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from New Rise Reno to cure the claimed default. These notices were in addition to prior correspondence directed to New Rise Reno from counsel on behalf of Twain dated December 7, 2023, and June 21, 2024, also asserting to certain defaults under the Ground Lease relating to failures to make required payments. The April 18, 2025, notice demanded payment by April 28, 2025, and the April 30, 2025, notice demanded immediate payment. As of the date of this filing, New Rise Reno has not made payment of the amounts demanded. As of September 30, 2025, the amount required to satisfy the amounts owing under the Ground Lease totaled $23,719,746, comprised of (i) $15,671,955 of lease payments and (ii) $8,047,791 of late fees and penalties.

Twain’s remedies in the case of an event to default under the Ground Lease include the right to terminate the lease, the right to bring an action to recover the amount of all unpaid rent earned as of the date of termination or in the amount of all unpaid rent for the balance of the term of the lease, and to seek any other amount necessary to compensate Twain for New Rise Reno’s failure to perform its obligations under the Ground Lease. Twain’s available remedies also include the right to take possession of, operate, and/or relet the premises. As discussed above regarding the GNCU Loan, Twain’s secured interests are subordinate to those of GNCU. If Twain were to exercise its possessory or foreclosure remedies under the Ground Lease, it would need to seek approval from and coordinate with GNCU, which in turn would need to consult with USDA. Alternatively, Twain could file a legal action against New Rise Reno, seeking all unpaid rent and damages.

If Twain pursues one or more of its available remedies under the Ground Lease and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the Ground Lease, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of Twain taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan. In addition, the existence of defaults under the Ground Lease and the GNCU Loan could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

Twain Forbearance Agreement

On June 11, 2025, XCF, New Rise Reno and Twain entered into a Forbearance Agreement (the “Twain Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies under the Ground Lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025, subject to certain conditions and exceptions provided in the Twain Forbearance Agreement. In consideration of Twain’s forbearance, XCF issued 4,000,000 shares of XCF Common Stock to Twain and use its reasonable best efforts to file a registration statement on appropriate form with the SEC to register the shares for resale. The net proceeds of any sale of these shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno to Twain.

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As discussed above with respect to the GNCU Loan, XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re-financing of the GNCU Loan and the Ground Lease payments. However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Southeast Related Indebtedness

As part of the acquisition of the Fort Myers and Wilson facilities, Legacy XCF assumed an unsecured debt of $2,200,000. As of the date of this filing, the Company is in default under certain of these unsecured loan agreements due to the non-payment of scheduled principal and/or interest amounts and although the holder hasn’t yet exercised its rights, it could call the note or take other action at any time. The affected loans have an aggregate principal balance of approximately $1,700,000 and interest payable of approximately $500,000 and carry maturities ranging from 2021 to 2024. No payments have been made as of the date of this filing on these obligations.

The Company is actively engaged in discussions with the affected lenders regarding potential amendments, forbearance arrangements, or restructuring of the outstanding obligations, but there can be no assurance that such discussions will result in a favorable outcome or a waiver of the existing defaults. As of the date of this filing, the lenders have not taken any formal enforcement actions.

These defaults could result in a range of adverse consequences, including but not limited to:

●	The acceleration of repayment obligations, at the lenders’ discretion,
●	The imposition of penalty interest rates or fees,
●	Restrictions on the Company’s ability to access future financing, and
●	Negative impacts on the Company’s credit profile and vendor relationships.

The Company’s ability to continue funding operations, meet upcoming working capital requirements, and pursue its strategic initiatives is dependent on resolving the loan defaults, securing additional financing, and/or generating sufficient cash flows from operations. The Company is exploring all available options to preserve liquidity, including equity financing, asset sales, or strategic partnerships.

Transaction with Focus Impact

On March 11, 2024, Legacy XCF entered into the Business Combination Agreement with Focus Impact and certain of Focus Impact’s subsidiaries. Focus Impact is a special purpose acquisition corporation focused on amplifying social impact through the pursuit of a merger or business combination with socially forward companies. The transaction was structured as a merger of Legacy XCF and a wholly owned subsidiary of Focus Impact. After the completion of the transaction on June 6, 2025, Legacy XCF became a wholly owned subsidiary of New XCF and New XCF was subsequently renamed to XCF Global, Inc. and XCF Global, Inc. (the “Combined Company”) became a new publicly traded company on NASDAQ (Nasdaq: SAFX).

Pursuant to the terms of the Business Combination Agreement:

●	in connection with the completion of the Business Combination (i) each share of Focus Impact Class A common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the Business Combination was converted into the right to receive one share of New XCF Class A common stock, par value $0.0001 per share (rounded down to the nearest whole share), (ii) each share of Focus Impact Class B common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the Business Combination was converted into the right to receive one share of New XCF Class A common stock and (iii) each warrant of Focus Impact outstanding immediately prior to the effectiveness of the Business Combination was converted into the right to receive one New XCF Warrant, with New XCF assuming Focus Impact’s rights and obligations under the existing warrant agreement; and

●	in connection with the completion of the Company Merger, each share of common stock of Legacy XCF outstanding immediately prior to the effectiveness of the Company Merger was converted into the right to receive shares of New XCF Class A common stock (rounded down to the nearest whole share) determined in accordance with the Business Combination Agreement based on a pre-money equity value of Legacy XCF of $1,750,000,000, subject to adjustments for net debt and transaction expenses, and a price of $10.00 per share of New XCF Class A common stock.

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At the closing of the Business Combination, New XCF issued an aggregate of 142,120,364 shares of New XCF Class A common stock to equity holders of Legacy XCF in exchange for their equity interests in Legacy XCF. Subsequent to the Closing, New XCF issued an additional 10,268 shares to account for final closing balances bringing to the total issued aggregate shares in connection with the closing of the Business Combination to be 142,130,632 shares of New XCF Class A common stock. In addition, pursuant to certain non-redemption agreements between Focus Impact and certain Focus Impact stockholders (the “Non-Redeeming Stockholders”), the Non-Redeeming Stockholders received 651,919 shares of New XCF Class A common stock at the closing of the Business Combination. An aggregate of 1,200,000 shares of New XCF Class A common stock were also issued at the closing of the Business Combination to Polar Multi-Strategy Master Fund, pursuant to the terms of a subscription agreement, dated as of November 3, 2025, between Focus Impact and Polar Multi-Strategy Master Fund.

As of the closing of the Business Combination and after giving effect to the Business Combination, New XCF had approximately 149,300,000 shares of New XCF common stock outstanding. On a fully diluted basis, calculated using the treasury stock method and assuming the net exercise of all warrants that are in-the-money based on the closing price of Focus Impact on June 6, 2025, the fully diluted share count is approximately 157,800,000 shares. The fully diluted share count does not include any out-of-the-money warrants. This share count is provided solely for the purpose of estimating market capitalization and may differ from accounting treatment under GAAP or from other financial metrics used in our public filings.

In connection with the closing of the Business Combination, the Company assumed 11,500,000 outstanding public warrants (the “Public Warrants”) to purchase an aggregate 11,500,000 shares of Focus Impact Class A common stock at $11.50 per share, which were adjusted to represent the right to purchase an aggregate of 11,500,000 shares of New XCF Class A common stock at $11.50 per share. The total value of the liability associated with the Public Warrants was $121,900,000 measured at fair value a the Closing Date.. See Note 2 and Note 9 to the Notes to the Unaudited Condensed Consolidated Financial Statements for further information on the Public Warrants.

In connection with the closing of the Business Combination, the Company assumed 6,400,000 outstanding private placement warrants (the “Private Placement Warrants”) to purchase an aggregate 6,400,000 shares of Focus Impact Class A common stock at $11.50 per share, which were adjusted to represent the right to purchase an aggregate of 11,500,000 shares of New XCF Class A common stock at $11.50 per share. The total value of the liability associated with the Private Placement Warrants was $88,768,000 at the Closing Date. See Note 2 and Note 9 to the Notes to the Unaudited Condensed Consolidated Financial Statements for further information on the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the units sold, except that the Private Placement Warrants: (i) will not be redeemable by the Company so long as they are held by the Former Sponsor or Sponsor or any of its permitted transferees; (ii) may be exercised for cash or on a cashless basis, so long as they are held by the Former Sponsor or Sponsor (as defined in the Private Placement Warrants and the Public Warrants) or any of its permitted transferees and (iii) are (including the common stock issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Former Sponsor and Sponsor have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A common stock issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Initial Business Combination.

Completion of the transaction was subject to customary closing conditions, including all requisite approvals by Legacy XCF stockholders and Focus Impact stockholders, the approval of the listing of the shares of New XCF Class A common stock on either the NYSE or Nasdaq, and receipt of necessary consents and regulatory approvals, including HSR Act approval.

ELOC Agreement

On May 30, 2025, Legacy XCF and XCF entered into an equity line of credit purchase agreement (the “ELOC Agreement”) with Helena Global Investment Opportunities I Ltd (the “Investor”). Pursuant to the ELOC Agreement, following the completion of the Business Combination, XCF will have the right to issue and to sell to the Investor from time to time, as provided in the ELOC Agreement, up to $50,000,000 of Class A common stock of XCF, subject to the conditions set forth therein. As a commitment fee in connection with the execution of the ELOC Agreement, Legacy XCF has issued 740,000 shares of Legacy XCF’s common stock to the Investor, representing the expected number of shares of its common stock that will be equal to 500,000 shares of XCF Class A Common Stock as of the closing of the Business Combination.

Helena Note

On May 30, 2025, Legacy XCF, NewCo, Randall Soule, in his individual capacity as a shareholder of Legacy XCF (“Soule”), and Helena Global Investment Opportunities I Ltd (“Helena”) entered into a promissory note (the “Helena Note”) for gross principal amount of $2,000,000. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan evidenced by the Helena Note, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by New XCF or its subsidiaries. In connection with the issuance of the Helena Note, Soule agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena, representing the expected number of shares of Legacy XCF common stock that will be equal to 2,000,000 shares of New XCF Class A common stock as of the closing of the Business Combination (the “Advanced Shares”). Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from XCF and (ii) aggregate net proceeds from the sale of Advanced Shares, New XCF’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from New XCF, New XCF shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Randall Soule agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena.

The Company and Mr. Soule entered into a letter agreement dated as of May 30, 2025 (the “Share Issuance Agreement”), pursuant to which the Company agreed to issue Mr. Soule 2,840,000 shares of Legacy XCF common stock in consideration for Mr. Soule’s transfer of an equal number of shares to Helena.

At the closing of the Business Combination, the 2,840,000 shares shares of Legacy XCF common stock issued to Mr. Soule were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 2,840,000 Legacy XCF shares converted into 1,949,015 shares of New XCF Class A common stock upon closing.

On July 10, 2025, New XCF and Helena entered into Amendment No. 1 to the Helena Note. Pursuant to Amendment No. 1, in exchange for a cash payment from Helena of $2,249,771, New XCF and Soule waived Helena’s obligation to return certain shares of the Company’s Class A common stock pursuant to the terms of Section 11.2 of the original Helena Note. New XCF and Soule agreed to amend the Share Issuance Agreement. Under the terms of the amendment, Soule has agreed to return to New XCF for cancellation of certain shares that had been issued to him pursuant to the Shares Issuance Agreement.

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Polar Subscription Agreement

On November 3, 2023, Focus Impact BH3 Acquisition Company entered into the Polar Subscription Agreement under which Polar agreed to make capital contributions to the previous SPAC Sponsor. Pursuant to the Polar Subscription Agreement, the capital contribution shall be repaid to Polar by the Company within five (5) business days of the Company closing a business combination. Polar may elect to receive such repayment (i) in cash or (ii) in shares of common stock of the surviving entity in such Business Combination (the “Surviving Entity”) at a rate of one share of common stock for each ten dollars ($10.00) of the capital contribution that is funded. As of the date of this filing, the Company has not repaid Polar $1,200,000 of the assumed liability in connection with the closing of the business combination. The unpaid balance carries an interest rate of 120,000 shares per month that the amount remains outstanding. On June 28, 2025, XCF received notice from Polar that it was in technical default of the Polar Subscription Agreement.

On October 7, 2025, the Company issued 480,000 shares of Class A common stock to Polar for the Default.

The Company is actively engaged in discussions with the affected lenders regarding potential amendments, forbearance arrangements, or restructuring of the outstanding obligations, but there can be no assurance that such discussions will result in a favorable outcome or a waiver of the existing defaults. As of the date of this filing, the lenders have not taken any formal enforcement actions.

These technical defaults could result in a range of adverse consequences, including but not limited to:

●	The acceleration of repayment obligations, at the lenders’ discretion,
●	The imposition of penalty interest rates or fees,
●	Restrictions on the Company’s ability to access future financing, and
●	Negative impacts on the Company’s credit profile and vendor relationships.

The Company’s ability to continue funding operations, meet upcoming working capital requirements, and pursue its strategic initiatives is dependent on resolving the loan defaults, securing additional financing, and/or generating sufficient cash flows from operations. The Company is exploring all available options to preserve liquidity, including equity financing, asset sales, or strategic partnerships.

Uncertain Tax Position

As a result of the Business Combination, we record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Our operations included those activities necessary to consummate an Initial Business Combination. As such, we deducted startup and operating costs for tax purposes. Additionally, the Company has taken the position that no income should the apportioned to Florida in its Florida state tax return. As there is uncertainty in the deduction of startup and operating costs and the apportionment of income to the State of Florida, the Company recognized a reserve for uncertain tax positions on the balance sheet. At June 30, 2025 and December 31, 2024, the Company reported $115,870 and $0, respectively, on the balance sheet for these uncertainty.

Results of Operations – for the three and six months ended June 30, 2025, and 2024

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue	$6,576,232	$-	$6,576,232	$-
Cost of sales	7,811,302	-	7,811,302	-
Gross profit (loss)	(1,235,070)	-	(1,235,070)	-
Operating expenses:
Operating expenses	2,171,269	3,070,339	3,724,134	3,723,565
General and administrative expenses	6,487,895	691,824	10,270,680	4,059,295
Severance expense	13,200,000	-	13,200,000	-
Professional fees	11,277,307	-	11,853,942	-
Total operating expenses	33,142,471	3,762,162	39,048,756	7,782,860

Loss from operations	(34,377,541)	(3,762,162)	(40,283,826)	(7,782,860)

Other income (expense)
Change in the fair value of note payable	4,797,980	-	4,797,980	-
Change in fair value of warrants	206,166,000	-	206,166,000	-
Loss on issuance of debt	(40,531,000)	-	(40,531,000)	-
ELOC commitment fees	(7,400,000)	-	(7,400,000)	-
Unrealized gain on derivative asset	(16,058,628)	-	(16,058,628)	-
Interest income (expense), net	(2,067,970)	9	(3,566,870)	9
Other income (expense), net	(260,732)	-	(322,748)	-
Total other income (expense)	144,645,650	9	143,084,734	9

Net income (loss)	$110,268,109	$(3,762,153)	$102,800,908	$(7,782,851)

Income per common share, basic and diluted(1)	$0.83	$-	$0.84	$-

Weighted average number of common shares outstanding, basic and diluted(1)	133,638,081	-	121,740,904	-

1.	The historical common equity structure was in the form of membership percentages, and no shares were issued. As such, reporting periods prior to the three months ended March 31, 2025 will not present share or per share data.

During the six months ended June 30, 2025, and 2024, we had a net income/(loss) of $102,800,908 and $(7,782,851), respectively.

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Individual components of our results are discussed below:

Cost of sales

We incurred $7,811,302 and $0 of cost of sales for the six months ended June 30, 2025, and 2024, respectively. Cost of sales primarily consists of feedstock.

Operating expenses

We incurred $3,724,134 and $3,723,565 direct costs for the six months ended June 30, 2025, and 2024, respectively. Direct costs primarily consist of plant utilities, plant operating expenses and logistic and handling costs.

General and administrative expenses

We incurred $10,270,680 and $4,059,295 of general and administrative expenses during the six months ended June 30, 2025, and 2024, respectively. General and administrative expenses primarily consist of stock based compensation, professional fees, payroll expenses, rent and other expenses. The expenses have increased due to a significant increase in the stock-based compensation and payroll cost during the six-month period ended June 30, 2025.

Severance expenses

We incurred $13,200,000 and $0 of severance expenses during the six months ended June 30, 2025, and 2024, respectively. Severance expenses consist of stock based compensation paid to former executives as part of their severance agreement.

Professional fees

We incurred $11,853,942 of professional fees during the three months ended June 30, 2025. Professional fees primarily consist of fees payable for transaction cost, consulting fees for transaction closing, legal fees, marketing consultancy and other consultancy expenses.

Change in the fair value of note payable

Change is the fair value of note payable was $4,797,980 and $0, respectively, for the six months ended June 30, 2025, and 2024. As a result of the Business Combination that closed June 6, 2025, XCF assumed a note payable from Polar Multi-Strategy Master Fund (“Polar”) of $6,480,632. The Company elected the fair value option for valuing this loan. From the date of Business Combination to period end, the Company recognized a $4,797,980 gain due to the change in fair value and is recorded within change in the fair value of note payable in the unaudited condensed consolidated statements of operation.

Change in fair value of warrants

Change is the fair value of warrants was $206,166,000 and $0, respectively, for the six months ended June 30, 2025, and 2024. IN connection with the closing of Business Combination, the Company assumed 11,500,000 outstanding public warrants (the “Public Warrants”) to purchase an aggregate 11,500,000 shares of New XCF common stock at $11.50 and 6,400,000 outstanding private placement warrants (the “Private Placement Warrants”) to purchase an aggregate 6,400,000 shares of New XCF common stock at $11.50. The total value of the liability associated with the Public Warrants and Private Warrants were $121,900,000 and $ 88,768,000, measured at fair value at the Closing Date. The company has recognized gain of $206,166,000 with the revaluation of these warrants.

Loss on issuance of debt

Loss on issuance of debt was $40,531,000 and $0, respectively, for the six months ended June 30, 2025, and 2024. The loss was recorded on promissory note issued to GL.

ELOC commitment fees

ELOC commitment fees was $7,400,000 and $0, respectively, for the six months ended June 30, 2025, and 2024. The expenses are paid for commitment fees in connection with the ELOC Agreement with Helena for $50,000,000.

Unrealized gain on derivative asset

Unrealized gain on derivative asset was $16,058,628 and $0, respectively, for the six months ended June 30, 2025, and 2024. The Company and Soule entered into a letter agreement dated as of May 30, 2025 (the “Side Letter Forward” or “derivative asset”), pursuant to which the Company agreed to issue Soule 2,840,000 shares of Legacy XCF common stock (“Replacement Shares”) in consideration for Soule’s transfer of an equal number of shares to Helena. At issuance, the Company recorded the Side Letter Forward at their fair value of $17,088,620, which is recorded in unrealized gain on derivative in the unaudited condensed consolidated statement of operations. As of June 30, 2025, the fair value of the derivative asset is $1,029,997 which resulted in net unrealized gain of $16,058,628.

Interest income (expense), net

We incurred $3,566,870 and $9 of interest income (expense), net for the six months ended June 30, 2025 and 2024, respectively. Interest expense consists of interest incurred on our convertible promissory notes and notes payable and late fees on the notes payable. For the six months ended June 30, 2025, the Company entered into additional convertible promissory notes and incurred late fees on financial liability as compared to the six months ended June 30, 2024, resulting in additional interest expense being incurred during the period.

Other income (expenses), net

We incurred expenses of $322,748 and $0, respectively, for the six months ended June 30, 2025, and 2024, respectively. Other expenses primarily consist of a discount on notes issued.

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Liquidity and Capital Resources

We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to account for changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. As of June 30, 2025, we had a working capital shortage of $229,294,212 (current assets of $17,967,672 less current liabilities of $247,261,884). These conditions raise substantial doubt about our ability to continue as a going concern.

The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. The Company’s business will require significant capital to sustain operations and significant investments to execute its long-term business plan. Absent generation of sufficient revenue from the execution of the Company’s long-term business plan, the Company will need to obtain debt or equity financing, especially if the Company experiences downturns, delays in production, or other operating disruptions in its business that are more severe or longer than anticipated, or if the Company experiences significant increases in expense levels resulting from being a publicly traded company or from operations. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of our Class A common stock. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or paying dividends.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors”.

Current cash and cash equivalents as of June 30, 2025, totaled $410,891. We do not believe cash on hand will be adequate to satisfy obligations in the ordinary course of business over the next twelve months. Management has assessed the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to raise sufficient funds to pay ongoing operating expenditures and meet its obligations over the next twelve months. Based on this assessment, there are material uncertainties about the business that may cast doubt about the Company’s ability to continue as a going concern. The Company historically was able to obtain certain bridge financing from a significant shareholder (GL Part SPV I, LLC) to fund its operations but there is no ongoing commitment or obligation to provide such financing in the future. The Company is currently actively seeking new sources of financing, which will enable the Company to meet its obligations for the twelve-month period from the date the financial statements were available to be issued. The financial statements do not give effect to any adjustments that are required to realize assets and discharge liabilities in other than the normal course of business and at amounts different from those reflected in the financial statements. Such adjustments could be material.

The table below presents our cash flows during the six months ended June 30, 2025, and 2024, respectively:

	For the six months ended June 30, 2025	For the six months ended June 30, 2024
Net cash provided by (used in):
Operating activities	$(8,535,798)	$(7,389,493)
Investing activities	(1,253,317)	(7,392,425)
Financing activities	9,787,000	14,708,231
Net increase (decrease) in cash	$(2,115)	$(73,687)

Individual components of our cash flows are discussed below:

Net cash used in operating activities

Net cash used in operating activities during the six months ended June 30, 2025, and 2024 was $(8,535,798) and $(7,389,493), respectively.

For the six months ended June 30, 2025, net cash provided by operating activities primarily consisted of non-cash change in fair value of warrants liabilities of $206,166,000, partially offset by net income of $102,800,909 and non-cash expenses of severance expenses and loss on issuance of debt of $13,200,000 and $40,669,000

For the six months ended June 30, 2024, net cash used in operating activities was $7,389,493. Net cash used in operating activities primarily consisted of a net loss of $7,782,850 and a decrease in related party payable of $821,142 and an increase in other current assets of $26,541 offset by an increase in accounts payable and accrued expenses of $1,224,184 and $16,856, respectively.

Net cash used in investing activities

Net cash used in investing activities during the six months ended June 30, 2025, and 2024 was $1,253,317 and $7,392,425, respectively.

For the six months ended June 30, 2025 net cash used in investing activities primarily consisted of cash paid for construction in progress of $1,472,214. For the six months ended June 30, 2024 net cash used in investing activities primarily consisted of purchase of property and equipment of $7,153,291.

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Net cash provided by financing activities

Net cash provided by financing activities during the six months ended June 30, 2025, and 2024 was $9,787,000 and $14,708,231, respectively.

During the six months ended June 30, 2025, net cash provided by financing activities primarily consisted of proceeds from member contribution of $6,337,000, proceed from related party note of $2,500,000 and proceed from note payable of $950,000.

Net cash provided by financing activities during the six-month ended June 30, 2024, was $14,708,231. Net cash provided by financing activities consisted of proceeds from member contributions, proceed from related party note payable and proceed from borrowing of $13,287,231, $1,421,000 and $500,000, respectively, partially offset by repayment of borrowing of $500,000.

On February 14, 2024, Legacy XCF and GL entered into a note purchase agreement pursuant to which $1,210,383 of principal amount of prior loans were consolidated into one convertible promissory note issued by Legacy XCF in an equivalent principal amount, interest rate and conversion terms. GL subsequently exercised its right to convert the $1,210,383 of principal and $9,487 in accrued interest into 1,219,870 shares of Legacy XCF common stock. At the closing of the Business Combination, the 1,219,870 Legacy XCF common stock issued to GL were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 1,219,870 Legacy XCF shares converted into 837,164 shares of New XCF Class A common stock upon closing.

On February 26, 2024, Legacy XCF and GL entered into a note purchase agreement pursuant to which GL agreed to purchase, and XCF agreed to sell and issue to GL a convertible promissory note in principal amount of $600,000. The unsecured, convertible note provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $1 per share. GL subsequently exercised its right to convert the $600,000 of principal and $164 in accrued interest into 600,164 shares of Legacy XCF common stock. At the closing of the Business Combination, the 600,164 Legacy XCF common stock issued to GL were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 600,164 Legacy XCF shares converted into 411,876 shares of New XCF Class A common stock upon closing.

During Q4 2024, Legacy XCF entered into four note purchase agreements pursuant to which GL agreed to purchase, and XCF agreed to sell and issue to GL, four promissory notes in principal amounts of $2,000,000, $1,000,000, $1,090,000, and $250,000. The unsecured convertible notes provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. GL subsequently exercised its right to convert the principal amounts of each note into 5,000,000 shares, 2,500,000 shares, 2,725,000 shares and 625,000 shares of Legacy XCF common stock, respectively, for each principal amount noted above. No interest was accrued on the principal amounts of the notes. At the closing of the Business Combination, the 5,000,000 shares, 2,500,000 shares, 2,725,000 shares and 625,000 shares, totaling 10,850,000 of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 10,850,000 Legacy XCF shares converted into 7,446,060 shares of New XCF Class A common stock upon closing.

On January 14, 2025, Legacy XCF entered into two note purchase agreements pursuant to which GL agreed to purchase, and XCF agreed to sell and issue to GL, two promissory notes in principal amounts of $200,000 and $138,333. The unsecured convertible notes provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. GL subsequently exercised its right to convert the principal amounts of each note into 500,000 shares and 345,833 shares, respectively, for each principal amount noted above. No interest was accrued on the principal amounts of the notes. At the closing of the Business Combination, the 500,000 and 345,833 shares, totaling 845,833 of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 845,833 Legacy XCF shares converted into 580,472 shares of New XCF Class A common stock upon closing.

On January 14, 2025, Legacy XCF entered into a note purchase agreement with Sky MD, LLC (“Sky MD”) to which Sky MD agreed to purchase, and XCF agreed to sell and issue to Sky MD, a promissory note in principal amount of $138,333. The unsecured, convertible note provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. Sky MD subsequently exercised its right to convert the principal amount of the note into 345,833 shares. No interest was accrued on the principal amount of the notes. At the closing of the Business Combination, the 345,833 of Legacy XCF common stock issued to Sky MD were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 345,833 Legacy XCF shares converted into 237,336 shares of New XCF Class A common stock upon closing.

On January 14, 2025, Legacy XCF entered into a note purchase agreement with Focus Impact Partners, LLC (“Focus Impact Partners”) to which Focus Impact Partners agreed to purchase, and Legacy XCF agreed to sell and issue to Focus Impact Partners, a promissory note in principal amount of $150,000. The unsecured, convertible note provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. Focus Impact Partners subsequently exercised its right to convert the principal amount of the note into 375,000 shares. No interest was accrued on the principal amount of the note.

At the closing of the Business Combination, the 375,000 shares of Legacy XCF common stock issued to Focus Impact Partners were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 375,000 Legacy XCF shares converted into 257,352 shares of New XCF Class A common stock upon closing.

On January 31, 2025, Legacy XCF and Innovativ Media Group, Inc. entered into a promissory note for $500,000. The promissory note bears interest of $100,000, payable on the earliest of March 31, 2025, unless extended by mutual written consent of XCF and Innovativ Media Group, Inc., or upon an event of default. In connection with the issuance of the promissory note, Legacy XCF issued 250,000 shares of its common stock to Innovativ Media Group, Inc. At the closing of the Business Combination, the 250,000 shares of Legacy XCF common stock issued to Innovativ were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 250,000 Legacy XCF shares converted into 171,568 shares of New XCF Class A common stock upon closing.

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On April 17, 2025, Legacy XCF and Innovativ entered into a first amendment to the Innovativ Promissory Note (the “Amended Innovativ Promissory Note”) whereby the payment terms of the note were amended to the earliest of (i) 10 business days from the date of XCF entering into a Qualified Financing Event and receiving proceeds therefrom, unless extended in writing by mutual consent of Legacy XCF and Innovativ, or (ii) an event of default (as specified in the Amended Innovativ Promissory Note), if such note is then declared due and payable in writing by Innovativ. A “Qualified Financing Event” under the Amended Innovativ Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000, and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3,000,000 in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by Innovativ and XCF. The Amended Innovativ Promissory Note also provides for additional one-time interest payment on the note at a fixed rate of 12% or $60,000, which amount is in addition to the interest already payable on the original note.

On February 13, 2025, Legacy XCF and GL entered into a promissory note (the “February 2025 Promissory Note”) for the gross principal amount of $1,200,000 with net proceeds from the note equal to $1,000,000. The February 2025 Promissory Note bears interest of $200,000, is unsecured, and, under its initial terms, payment of the February 2025 Promissory Note was due at the earlier of (i) 30 days from the date of receipt of any customer payment paid to XCF, unless extended in writing by mutual consent of XCF and GL or (ii) an event of default (as specified in the February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. In connection with the issuance of the February 2025 Promissory Note, Legacy XCF issued 200,000 shares of its common stock to GL. At the closing of the Business Combination, the 200,000 shares of Legacy XCF common stock issued to Innovativ were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 200,000 Legacy XCF shares converted into 137,255 shares of New XCF Class A common stock upon closing.

On April 17, 2025, Legacy XCF and GL entered into a first amendment to the February 2025 Promissory Note (the “Amended February 2025 Promissory Note”) whereby the payment terms of the note were amended to the earliest of (i) 10 business days from the date of XCF entering into a Qualified Financing Event (as defined below) and receiving proceeds therefrom, unless extended in writing by mutual consent of XCF and GL, or (ii) an event of default (as specified in the Amended February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. A “Qualified Financing Event” under the Amended February 2025 Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000 and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3,000,000 in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by GL and XCF.

On April 17, 2025, Legacy XCF and GL entered into a promissory note (the “April 2025 Promissory Note”) for the gross principal amount of $2,500,000. The April 2025 Promissory Note bears interest of $300,000, is unsecured, and is due at the earlier of (i) 10 business days from the date of XCF entering into a Qualified Financing Event and receiving proceeds therefrom unless extended in writing by mutual consent of XCF and GL, or (ii) an event of default (as specified in the April 2025 Promissory Note), if such note is then declared due and payable in writing by GL. A “Qualified Financing Event” under the April 2025 Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000, and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3,000,000 in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by GL and XCF. In connection with the issuance of the April 2025 Promissory Note, Legacy XCF issued 5,000,000 shares of its common stock to Innovativ based on assignment from GL. At the closing of the Business Combination, the 5,000,000 shares of Legacy XCF common stock issued to Innovativ were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 5,000,000 Legacy XCF shares converted into 3,431,364 shares of New XCF Class A common stock upon closing.

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Narrow Road Capital Note

On May 1, 2025, Legacy XCF and Narrow Road Capital, Ltd. entered into a promissory note (the “Narrow Road Note”) for the gross principal amount of $700,000. The Narrow Road Note bears interest of $140,000, is unsecured, and is due at the earlier of (i) September 30, 2025, or (ii) an event of default (as specified in the Narrow Road Note), if such note is then declared due and payable in writing by the holder. In connection with the issuance of the Narrow Road Note, the holder has the right, but not the obligation, to elect to receive up to 280,000 shares of common stock of the Legacy XCF, at any time on or before the earlier of (x) the repayment of the Narrow Road Note in full, or (ii) six (6) months from issuance of the Narrow Road Note. This right lapses automatically if not exercised by such date. If such share issuance occurs after the closing of the Business Combination transaction with Focus Impact, the shares to be issued will be calculated based on the finalized conversion ratio applicable to shares of Legacy XCF in connection with the Business Combination closing. Narrow Road elected to receive 500 shares on May 30, 2025. On September 10, 2025 Narrow Road elected the right to receive the remaining outstanding 279,500 shares associated with the note which were convertible into 191,813 shares of New XCF Class A common stock.

Cribb Note

On May 14, 2025, Legacy XCF and Gregory Segars Cribb entered into a promissory note (the “Cribb Note”) for the gross principal amount of $250,000. The Cribb Note bears interest of $50,000, is unsecured, and is due at the earlier of (i) September 30, 2025, or (ii) an event of default (as specified in the Cribb Note), if such note is then declared due and payable in writing by the holder. In connection with the issuance of the Cribb Note, the holder has the right, but not the obligation, to elect to receive up to 100,000 shares of common stock of the Company, at any time on or before the earlier of (x) the repayment of the Cribb Note in full, or (ii) six (6) months from issuance of the Cribb Note. This right lapses automatically if not exercised by such date. If such share issuance occurs after the closing of the Business Combination transaction with Focus Impact, the shares to be issued will be calculated based on the finalized conversion ratio applicable to shares of Legacy XCF in connection with the Business Combination closing. Gregory Segars Cribb elected to receive 500 shares on May 30, 2025. On September 10, 2025 Gregory Segars Cribb elected the right to receive the remaining outstanding 99,500 shares associated with the note were convertible into 68,214 shares of New XCF Class A common stock.

ELOC Agreement

On May 30, 2025, Legacy XCF and New XCF entered into an equity line of credit purchase agreement (the “ELOC Agreement”) with Helena Global Investment Opportunities I Ltd (the “Investor”). Pursuant to the ELOC Agreement, following the completion of the Business Combination, New XCF will have the right to issue and to sell to the Investor from time to time, as provided in the ELOC Agreement, up to $50,000,000 of Class A Common Stock of XCF, subject to the conditions set forth therein. As a commitment fee in connection with the execution of the ELOC Agreement, Legacy XCF has issued 740,000 shares of Legacy XCF’s common stock to the Investor, representing the expected number of shares of its common stock that will be equal to 500,000 shares of XCF Class A common stock as of the closing of the Business Combination.

Helena Note

On May 30, 2025, Legacy XCF, XCF, Randall Soule, in his individual capacity as a shareholder of XCF (“Soule”), and Helena Global Investment Opportunities I Ltd (“Helena”) entered into a promissory note (the “Helena Note”) for gross principal amount of $2,000,000. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan evidenced by the Helena Note, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by XCF or its subsidiaries. In connection with the issuance of the Helena Note, Soule has agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena, representing the expected number of shares of Legacy XCF common stock that will be equal to 2,000,000 shares of XCF Class A common stock as of the closing of the business combination (the “Advanced Shares”). Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from XCF and (ii) aggregate net proceeds from the sale of Advanced Shares, XCF’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from XCF, XCF shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Randall Soule agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena.

The Company and Mr. Soule entered into a letter agreement dated as of May 30, 2025 (the “Share Issuance Agreement”), pursuant to which the Company agreed to issue Mr. Soule 2,840,000 shares of Legacy XCF common stock in consideration for Mr. Soule’s transfer of an equal number of shares to Helena.

At the closing of the Business Combination, the 2,840,000 shares of Legacy XCF common stock issued to Mr. Soule were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 2,840,000 Legacy XCF shares converted into 1,949,015 shares of New XCF Class A common stock upon closing.

On July 10, 2025, XCF and Helena entered into Amendment No. 1 to the Helena Note. Pursuant to Amendment No. 1, in exchange for a cash payment from Helena of $2,249,771, XCF and Soule waived Helena’s obligation to return certain shares of the Company’s Class A common stock pursuant to Section 11.2 of the original Helena Note . XCF and Soule agreed to amend the Share Issuance Agreement. Under the terms of the amendment, Soule has agreed to return to XCF for cancellation of certain shares that had been issued to him pursuant to the Shares Issuance Agreement.

EEME Energy

On July 29, 2025, XCF and EEME Energy SPV I LLC (“EEMe Energy”) entered into a Convertible Note Purchase Agreement pursuant to which the Company agreed to issue and sell up to $7,500,000 in aggregate principal amount of convertible promissory notes in one or more closings. In connection with the execution of the Note Purchase Agreement, the Company also agreed to pay an arrangement fee and advisory fee to EEME Energy, which will be paid through the issuance of 750,000 shares of the Company’s Class A common stock as it relates to the arrangement fee and 200,000 of the Company’s Class A common stock as it relates to the advisory fee. EEME Energy has elected to convert the in aggregate $6,000,000 of the Convertible Promissory Note (including any interest accrued thereon) into shares of common stock of XCF.

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Contractual Obligations

New Rise has a long-term obligation of $112,580,00 with Twain as part of failed sales and leaseback transactions. The Company has a long-term financial liability of $132,786,623 related to a real estate lease arrangement. There are no other long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Quantitative and Qualitative Disclosures about Market Risk

Our board of directors have overall responsibility for the establishment and oversight of our risk management policies on an annual basis. Management identifies and evaluates our financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

Our financial instruments consist of cash, related party receivables, accrued expenses and other current liabilities, related party payables, notes and interest payable, certain convertible notes payable, and professional fees payable. The fair value of our financial instruments approximates their carrying value due to the short-term nature of the financial instruments.

Our risk exposures are summarized below:

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets, including cash. Our financial asset with maximum exposure to credit risk is subscription receivable. We hold cash with a major financial institution therefore minimizing our credit risk related to cash.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet financial obligations as they fall due. We manage liquidity by maintaining adequate cash balances and by raising equity financing. We have no assurance that such financings will be available on favorable terms in the future. In general, we attempt to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.

As of June 30, 2025, we had cash of $410,891 to settle current liabilities of $247,261,884 which fall due for payment within twelve months of the balance sheet date.

Refer to “Liquidity and Capital Resources” for further discussion of liquidity risk and the measures we are taking to mitigate this risk.

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect our income or value of holdings or financial instruments. As of June 30, 2025, we had cash of $410,891 denominated in US dollars, which we believe does not have significant market risk exposure. Our Southeast Convertible Note and other promissory notes have a fixed interest rate; therefore, we are not exposed to market risk for changing interest rates.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for the period presented in our financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

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Capital Management

Capital is comprised of our stockholders’ equity and any debt that we may issue. Our objectives when managing capital are to maintain financial strength and to protect our ability to meet ongoing liabilities, to continue as a going concern, to maintain creditworthiness and to maximize returns for our stockholders over the long term. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements and internally determined capital guidelines and calculated risk management levels. We manage capital structure to maximize financial flexibility by making adjustments in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. We do not presently utilize any quantitative measures to monitor its capital, but rather we rely on our management’s expertise to sustain the future development of the business. Management reviews its capital management approach on an ongoing basis and believes that this approach, given our size, is reasonable. We are not subject to externally imposed capital requirements.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the U.S. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to our financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Inventory

Inventories are comprised of raw materials, work-in-process and finished goods, and are stated at the lower of cost or net realizable value. Cost is determined using the weighted-average method. Management compares the cost of inventories with the net realizable value, and an allowance is made to write down inventories to market value, if lower. Net realizable value is the estimated selling price in the ordinary course of business, less predictable cost of completion and applicable selling expenses. The cost of inventories includes inbound freight costs. As of June 30, 2025, the Company had $1,482,900 and $1,867,825 of raw material and finished goods inventory, net of reserves, respectively. As of June 30, 2025, the Company had reserves for raw material and finished goods inventory of $626,671 and $1,955,203, respectively. As of December 31, 2024, the Company did not hold any inventory.

Impairment of Long-Lived Assets

Long-lived assets, including construction in progress are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net cash flows expected to be generated by the asset group. If an asset group is determined not to be recoverable, the asset group’s carrying value is considered to be impaired. The impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair market value of the assets and is allocated to individual assets in the asset group on a relative fair value basis, not to be reduced below an individual asset’s fair value. During the year ended December 31, 2024, no triggering events were identified that would require a quantitative assessment. During the periods ended June 30, 2025, and December 31, 2024, no impairment expense was recognized.

Income Taxes

The Company’s income tax policy is considered critical due to the significant judgment required in evaluating deferred tax assets, assessing valuation allowances, and estimating liabilities for uncertain tax positions. Management regularly reviews the realizability of deferred tax assets and adjusts valuation allowances accordingly. The Company also evaluates tax positions taken in filed returns and records reserves where appropriate.

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Off-balance Sheet Arrangements

We have not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.

Emerging Growth Company Status

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. The Combined Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, and our financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of the Business Combination, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common equity held by non-affiliates exceeds $700,000,000 as of the last business day of our prior second fiscal quarter.

Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

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